Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1 no. 333-196650) and related Prospectus of Hilton Worldwide Holdings Inc. for the registration of 103,500,000 shares of its common stock and to the incorporation by reference therein of our report dated February 27, 2014, with respect to the consolidated financial statements of Hilton Worldwide Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

June 23, 2014